Exhibit 10.2
CHANGE IN CONTROL SEVERANCE AGREEMENT
     This Change in Control Severance Agreement (this “Agreement”), effective as of April 22, 2008, is between American Medical Systems Holdings, Inc., a Delaware corporation (the “Parent Corporation”), on its behalf and on behalf of all of its Affiliates (collectively, and if the context requires, each individually, referred to herein as the “Company”), located at 10700 Bren Road West, Minnetonka, Minnesota 55343 and Anthony P. Bihl, III (the “Executive”).
     A. The Executive has entered into an employment agreement, dated the date hereof, pursuant to which the Executive will be employed as the Company’s President and Chief Executive Officer, beginning on April 30, 2008.
     B. The Board considers the operation of the Company to be of critical importance to the Parent Corporation and therefore the establishment and maintenance of a sound and vital management team of the Company is essential to protecting and enhancing the best interests of the Parent Corporation and its stockholders.
     C. In this connection, the Board recognizes that the possibility of a Change in Control may arise and that such possibility and the uncertainty and questions which such transaction may raise among key management personnel of the Company and its subsidiaries could result in the departure or distraction of such management personnel to the detriment of the Parent Corporation and its stockholders.
     D. The Board has determined that appropriate steps should be taken to minimize the risk that Company executive management will depart prior to a Change in Control, thereby leaving the Company without adequate executive management personnel during such a critical period, and to reinforce and encourage the continued attention and dedication of members of the Company’s executive management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control.
     E. The Board recognizes that the Executive’s position with the Company involves a substantial commitment to the Company in terms of the Executive’s personal life and professional career and the possibility of foregoing present and future career opportunities, for which the Company receives substantial benefits.
     F. To induce the Executive to accept employment with the Company, this Agreement, which has been approved by the Board, sets forth the benefits that the Company agrees will be provided to the Executive in the event of a Change in Control under the circumstances described below.
     G. The Company and the Executive intend that the benefits provided under this Agreement will comply, in form and operation, with the requirements of Section 409A of the Code and this Agreement will be construed and administered in a manner that is consistent with and gives effect to such intention.
     H. Certain capitalized terms that are used in this Agreement are defined in Exhibit A, which is an integral part of this Agreement.

     Accordingly, the Company and the Executive each intending to be legally bound, agree as follows:
     1. Term of Agreement. This Agreement is effective immediately and will continue in effect only so long as the Executive remains employed by the Company. This Agreement will automatically terminate upon the Executive’s Termination of Employment with the Company, except for a Termination of Employment contemplated by Section 2, in which case this Agreement will remain in effect until the date on which the Company’s obligations to the Executive arising under or in connection with this Agreement have been satisfied in full. Notwithstanding the foregoing, this Agreement shall terminate immediately (and no benefit will be payable under this Agreement) in the event, prior to a Change in Control, and in a transaction that is not a Change in Control, either the Company ceases to be an Affiliate of the Parent Corporation or sells all or substantially all of its assets, in one or a series of related transactions, to any Person.
     2. Benefits upon a Change in Control Termination. The Executive will become entitled to the benefits described in this Section 2 on account of a Termination of Employment if and only if (i) the Company terminates the Executive’s employment for any reason other than for Cause, or the Executive terminates the Executive’s employment with the Company for Good Reason, and (ii) the Termination of Employment occurs either within the period beginning on the date of a Change in Control and ending on the last day of the first full calendar month following the first anniversary date of the Change in Control or prior to a Change in Control if the Executive’s Termination of Employment was either a condition of the Change in Control or was at the request or insistence of a Person related to the Change in Control.
     (a) Cash Payment. Subject to Section 2(d), not more than 10 days following the Date of Termination, or, if later, not more than 10 days following the date of the Change in Control, the Company will make a lump-sum cash payment to the Executive in an amount equal to two times the sum of (i) the Executive’s Base Pay, plus (ii) 100% of the Executive’s target bonus established for the year during which the Change in Control occurs.
     (b) Definitions. For purposes of this section, the “Continuation Period” is the period beginning on the Executive’s Date of Termination and ending on (x) the last day of the 12th month that begins after the Executive’s Date of Termination or, if earlier, (y) the date after the Executive’s Date of Termination on which the Executive first becomes eligible to participate as an employee in a plan of another employer providing group health and dental benefits to the Executive and the Executive’s eligible family members and dependents, which plan does not contain any exclusion or limitation with respect to any pre-existing condition of the Executive or any eligible family member or dependent who would otherwise be covered under the Company’s plan but for this clause (y).
     (c) Group Health Plans. If the Executive elects COBRA coverage under the Company’s group health and/or dental plans, then for each month of the Continuation Period, the Company will pay the Executive an amount equal to the excess of (i) the portion of the monthly cost for the Executive’s coverage under the Company’s group health and/or dental plans that was borne by the Company immediately prior to the

Executive’s Termination of Employment or, if greater, immediately prior to the Change in Control (subject to the rule for coverage changes discussed below) over (ii) the portion of the monthly cost for the Executive’s coverage under the Company’s group health and/or dental plans that is borne by the Company during the Continuation Period. The Executive’s coverage will be deemed to include any Company contribution to a Health Savings Account (or similar arrangement) for the Executive. If the level of the Executive’s coverage changes during the Continuation Period, as, for example, from single to family coverage or to no coverage, the amount which the Company shall pay will be determined as if the new coverage level had been the level of coverage in effect immediately prior to the Termination of Employment or Change in Control, as the case may be. The Executive shall be entitled to elect health care continuation coverage under the Company’s group health and/or dental plans for up to 12 months beyond the end of the 18-month COBRA period if he or she has not become eligible to participate as an employee in a plan of another employer providing group health and dental benefits to the Executive and the Executive’s eligible family members and dependents, which plan does not contain any exclusion or limitation with respect to any pre-existing condition of the Executive or any eligible family member or dependent who would otherwise be covered under the Company’s plan but for this clause. If COBRA continuation coverage is not available to the Executive during any portion of the Continuation Period (other than by reason of his or her failure to elect COBRA continuation coverage or to pay the required premiums for such coverage), the Company will provide comparable medical benefits pursuant to an alternative arrangement, such as an individual medical insurance contract, and such alternative benefits will be treated as part of the Company’s health and/or dental plan. Any reimbursement made under this Section 2(c) shall be made on or before the last day of the calendar year following the calendar year in which any continuation coverage payment was incurred.
     (d) Life Insurance. In addition, during each month of the Continuation Period, the Executive shall be entitled to receive life insurance coverage substantially equivalent to the coverage Executive had on the day immediately prior to his or her Termination of Employment, including coverage then in effect for Executive’s spouse and dependents. Executive shall be required to pay no more for such life insurance than Executive paid as an active employee immediately before his or her Termination of Employment. In order to continue life insurance coverage, Executive must timely elect continuation or the portability option available under the Company’s group life insurance policy or policies and pay the full premium for such coverage following Termination of Employment. The Company will reimburse Executive at least quarterly for the amount by which such life insurance premium exceeds the amount Executive paid for such coverage as an active employee immediately prior to his or her Termination of Employment, and in all events reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the premium was incurred.
     (e) Tax Gross-Up. To the extent the Executive incurs a tax liability (including foreign, federal, state and local taxes) in connection with a benefit provided pursuant to Section 2(c) which the Executive would not have incurred had the Executive been an active employee of the Company participating in the Company’s group health and dental plans, the Company will make a payment to the Executive in an amount equal to such tax liability plus an additional amount sufficient to permit the Executive to retain a net amount after all taxes equal to the initial tax liability in connection with the benefit. The payment pursuant to this Section 2(e) will be made within ten (10) days after the Executive’s remittal of a written request for payment accompanied by a statement indicating the basis for and amount of the Executive’s tax liability, but in no event later than December 31 of the calendar year next following the calendar year in which the related taxes are remitted to the appropriate taxing authority.
     (f) Six Month Suspension for Specified Key Employees. Notwithstanding the foregoing, if, at the time of his or her Termination of Employment, the Executive is a Specified Employee, then any payment under Section 2(a) shall be suspended and not made until on or after the first day after the end of the six (6) month period following the Executive’s Termination of Employment, but in no event later than seven (7) months following Termination of Employment, or, if earlier, upon the Executive’s death. If any such suspended payment is not made within 10 days of the end of such six month period, the Company will pay the Executive interest, at an annual rate equal to the applicable Federal rate (AFR) determined under Code section 1274(d) in effect for each month, from the date of Termination of Employment through the date of payment.
     3. Stock Option Acceleration. If a Change in Control occurs, regardless of whether the acquiring entity or Successor assumes or replaces the stock options or stock awards granted under any Benefit Plan and then held by the Executive and regardless of whether the Executive continues to be employed by the Company after the Change in Control, then all such stock options or stock awards which are unvested or restricted shall vest and be immediately exercisable in full, or become unrestricted, as the case may be, as of the date of the Change in Control and, notwithstanding the provisions of any Benefit Plan, shall, in the case of options, remain exercisable until two years after the date of the Change in Control or the date of the Executive’s Termination of Employment with the Company, whichever is later, but in no event after the expiration date of any stock option.
     4. Gross-Up Payments. If the Executive becomes entitled to payments and benefits following a Change in Control under Section 2 or the vesting of any stock options accelerate following a Change in Control under Section 3, any stock option agreement or certificate or otherwise, the Company will cause its independent auditors promptly to review, at the Company’s sole expense, the applicability of Code Section 4999 to any payment or distribution of any type by the Company to or for the Executive’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any stock option agreement or certificate or otherwise (the “Total Payments”). If the auditor determines that the Total Payments result in an excise tax imposed on the Executive by Code Section 4999 or any comparable state or local law (such excise tax referred to as the “Excise Tax”), the Company will make an additional cash payment (a “Gross-Up Payment”) to the Executive equal to an amount such that after payment by the Executive of all the taxes imposed on the Executive, including any Excise Tax, as a result of the Gross-Up Payment, the Executive would retain an amount of the Gross-Up Payment equal to the Excise Tax as a result of the Total Payments. If no determination of the Excise Tax is made by the Company’s auditors prior to the time the Executive is required to file a tax return reflecting the Total Payments, the Executive will be entitled to receive from the Company a Gross-Up Payment calculated on the basis of the Excise

Tax the Executive reported in such tax return. The payment(s) pursuant to this Section 4 will be made within ten (10) days after the Executive’s remittal of a written request for payment accompanied by a statement indicating the basis for and the amount of the Executive’s actual tax liability. If any tax authority determines that a greater Excise Tax should be imposed upon the Total Payments than is determined by the Company’s independent auditors or reflected in the Executive’s tax return pursuant to this Section 4, the Executive will be entitled to receive from the Company the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such tax authority within ten (10) days after the Executive notifies the Company of such determination. Notwithstanding the foregoing, reimbursement of the Gross-Up Payment will be made not later than the end of the calendar year next following the calendar year in which the Executive remits the related taxes to the appropriate taxing authority (either directly or through tax withholdings), provided if an additional Gross-Up Payment is payable following an audit or litigation and no additional taxes are remitted by the Executive, reimbursement by the Company shall be made by the end of the calendar year next following the calendar year in which the audit is completed or there is a final nonappealable settlement or other resolution of the litigation. Notwithstanding any other provision of this Section 4, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of the Gross-Up Payment and the Executive hereby consents to such withholding.
     5. Indemnification. Following a Change in Control, the Company will indemnify and advance expenses to the Executive for damages, costs and expenses (including, without limitation, judgments, fines, penalties, settlements and reasonable fees and expenses of the Executive’s counsel) (the “Expenses”) incurred in connection with all matters, events and transactions relating to the Executive’s service to or status with the Company or any other corporation, employee benefit plan or other Person for which the Executive served at the request of the Company to the extent that the Company would have been required to do so under applicable law, corporate articles, bylaws or agreements or instruments of any nature with or covering the Executive, including any indemnification agreement between Parent Corporation and the Executive, as in effect immediately prior to the Change in Control and to any further extent as may be determined or agreed upon following the Change in Control.
     6. Miscellaneous.
     (a) Successors. The Parent Corporation must seek to have any Successor, by agreement in form and substance satisfactory to the Executive, assent to the fulfillment by such Successor of the Company’s obligations under this Agreement. Failure of the Company to obtain such assent at least three business days prior to the time a Person becomes a Successor (or where the Parent Corporation does not have at least three business days’ advance notice that a Person may become a Successor, within one business day after having notice that such Person may become or has become a Successor) will constitute Good Reason for termination by the Executive of the Executive’s employment. The date on which any such succession becomes effective will be deemed the Date of Termination, and Notice of Termination will be deemed to have been given on that date. A Successor has no rights, authority or power with respect to this Agreement prior to a Change in Control.

     (b) Binding Agreement. This Agreement inures to the benefit of, and is enforceable by, the Executive, the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while employed by the Company or while any amount would still be payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided in this Agreement, will be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such designee, to the Executive’s estate.
     (c) No Mitigation. The Executive will not be required to mitigate the amount of any benefits the Company becomes obligated to provide to the Executive in connection with this Agreement by seeking other employment or otherwise. The benefits to be provided to the Executive in connection with this Agreement may not be reduced, offset or subject to recovery by the Company by any benefits the Executive may receive from other employment or otherwise.
     (d) No Setoff. The Company has no right to setoff benefits owed to the Executive under this Agreement against amounts owed or claimed to be owed by the Executive to the Company under this Agreement or otherwise.
     (e) Taxes. All benefits to be provided to the Executive in connection with this Agreement will be subject to required withholding of federal, state and local income, excise and employment-related taxes. The Company’s good faith determination with respect to its obligation to withhold such taxes relieves it of any obligation that such amounts should have been paid to the Executive.
     (f) Notices. For the purposes of this Agreement, notices and all other communications provided for in, or required under, this Agreement must be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party’s respective address set forth on the first page of this Agreement (provided that all notices to the Company must be directed to the attention of the President), or to such other address as either party may have furnished to the other in writing in accordance with these provisions, except that notice of change of address will be effective only upon receipt.
     (g) Disputes. If the Executive so elects, any dispute, controversy or claim arising under or in connection with Sections 2, 3, 4 or 5 after a Change in Control will be settled exclusively by binding arbitration administered by the American Arbitration Association in Minneapolis, Minnesota in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect; provided that the Executive may seek specific performance of the Executive’s right to receive benefits until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. If any dispute, controversy or claim for damages arising under or in connection with Sections 2, 3, 4 or 5 is settled by arbitration, the Company will pay, or if elected by the Executive, reimburse, all fees, costs and expenses incurred by the Executive related to such arbitration unless the arbitrators decide that the Executive’s claim was frivolous or advanced by the Executive in bad faith. If the Executive does not elect arbitration, the Executive may pursue all available legal remedies. The Company will pay, or if elected by the Executive, reimburse the Executive for, all fees, costs and expenses incurred by the Executive in connection with any actual, threatened or contemplated litigation relating to Sections 2, 3, 4 or 5 to which the Executive is or reasonably expects to become a party, whether or not initiated by the Executive, if the Executive is successful in recovering any benefit under Sections 2, 3, 4 or 5 as a result of such action. The Company will not assert in any dispute or controversy with the Executive arising under or in connection with this Agreement the Executive’s failure to exhaust administrative remedies.
     (h) Effect of Benefits on Other Severance Plans. In the event the Executive receives any payment under the terms of this Agreement, the Executive will not be eligible to receive benefits under any other severance pay plan sponsored or maintained by the Company or agreement to which the Executive is a party. For the avoidance of doubt, the Executive will not be paid the payments and benefits set forth in Section 6(e) of the Employment Agreement to the extent that the Executive receives any payment under the terms of this Agreement.
     (i) Related Agreements and Other Arrangements. This Agreement, including Exhibit A attached hereto and incorporated as an integral part of this Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter to this Agreement have been made by any party which are not expressly set forth in this Agreement. To the extent that any provision of any Other Arrangement limits, qualifies or is inconsistent with any provision of this Agreement, then for purposes of this Agreement, while such Other Arrangement remains in force, the provision of this Agreement will control and such provision of such Other Arrangement will be deemed to have been superseded, and to be of no force or effect, as if such Other Arrangement had been formally amended to the extent necessary to accomplish such purpose. Nothing in this Agreement prevents or limits the Executive’s continuing or future participation in any Other Arrangement for which the Executive may qualify, and nothing in this Agreement limits or otherwise affects the rights the Executive may have under any Other Arrangement. Amounts that are vested benefits or which the Executive is otherwise entitled to receive under any Other Arrangement at or subsequent to the Date of Termination will be payable in accordance with such Other Arrangement.
     (j) No Employment or Service Contract. Nothing in this Agreement is intended to provide the Executive with any right to continue in the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way the Executive’s rights or the rights of the Company.
     (k) Payment; Assignment. Benefits payable under this Agreement will be paid only from the general assets of the Company. No Person has any right to or interest in any specific assets of the Company by reason of this Agreement. To the extent benefits under this Agreement are not paid when due to any individual, he or she is a general unsecured creditor of the Company with respect to any amounts due. Benefits payable pursuant to this Agreement and the right to receive future benefits may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subject to any charge.
     (l) Late Payments. Except as provided under Section 2(f), benefits not paid under this Agreement when due will accrue interest at the rate of 10% per year, or, if lesser, the maximum rate permitted under applicable law, and shall be paid on the 5th day of the month next following the month during which such interest accrued.
     (m) Survival. The respective obligations of, and benefits afforded to, the Company and the Executive which by their express terms or clear intent survive termination of the Executive’s employment with the Company or termination of this Agreement, as the case may be, will survive termination of the Executive’s employment with the Company or termination of this Agreement, as the case may be, and will remain in full force and effect according to their terms.
     (n) Amendments; Waivers. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by the Executive, a duly authorized officer of the Company. No waiver by any party to this Agreement at any time of any breach by another party to this Agreement of, or of compliance with any condition or provision of this Agreement to be performed by such party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     (o) Governing Law. This Agreement and the legal relations among the parties as to all matters, including, without limitation, matters of validity, interpretation, construction, performance and remedies, will be governed by and construed exclusively in accordance with the internal laws of the State of Minnesota (without regard to the conflict of laws principles of any jurisdiction).
     (p) Further Assurances. The parties to this Agreement agree to perform, or cause to be performed, such further acts and deeds and to execute and deliver or cause to be executed and delivered, such additional or supplemental documents or instruments as may be reasonably required by the other party to carry into effect the intent and purpose of this Agreement.
     (q) Interpretation. The invalidity or unenforceability of all or any part of any provision of this Agreement will not affect the validity or enforceability of the remainder of such provision or of any other provision of this Agreement, which will remain in full force and effect.
     (r) Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument. Facsimile execution and delivery of this Agreement shall be legal, valid and binding execution and delivery for all purposes.

     (s) Severability and Judicial Modification. If any portion of this Agreement is adjudicated to be invalid or unenforceable, then a court of competent jurisdiction shall amend, modify or delete that portion thus adjudicated invalid or unenforceable. If any portion is deemed unenforceable by virtue of its scope or limitation, the Company and the Executive agree that a court of competent jurisdiction shall modify such provision to make it enforceable to the fullest extent permitted by Minnesota law.
     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement effective as of the date first above written.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.		EXECUTIVE:

By:
Name:	Janet L. Dick	Anthony P. Bihl, III
Title:	Senior Vice President,
Human Resources

Exhibit A
DEFINITIONS
     For purposes of the Agreement, the following terms will have the meaning set forth below in this Exhibit A unless the context clearly requires otherwise. Terms defined elsewhere in the Agreement will have the same meaning throughout the Agreement.
     1. “Affiliate” means any person with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, namely (i) any corporation at least eighty percent (80%) of whose outstanding securities ordinarily having the right to vote at elections of directors is owned directly or indirectly by the Parent Corporation or (ii) any other form of business entity in which the Parent Corporation, directly or indirectly, owns eighty percent (80%) or more of the controlling interests in such entity.
     2. “Base Pay” means the Executive’s annual base salary from the Company at the rate in effect immediately prior to a Change in Control or at the time Notice of Termination is given, whichever is greater. Base Pay includes only regular cash salary and is determined before any reduction for deferrals pursuant to any nonqualified deferred compensation plan or arrangement, qualified cash or deferred arrangement or cafeteria plan.
     3. “Benefit Plan” means any
    (a) employee benefit plan as defined in Section 3(3) of ERISA;
    (b) cafeteria plan described in Code Section 125;
    (c) plan, policy or practice providing for paid vacation, other paid time off or short-or long-term profit sharing, bonus or incentive payments or perquisites; or
    (d) stock option, stock purchase, restricted stock, phantom stock, stock appreciation right or other equity-based compensation plan with respect to the securities of any Affiliate that is sponsored, maintained or contributed to by the Parent Corporation or the Company for the benefit of employees (and/or their families and dependents) generally or the Executive in particular (and/or the Executive’s family and dependents).
     4. “Board” means the board of directors of the Parent Corporation duly qualified and acting at the time in question. On and after the date of a Change in Control, any duty of the Board in connection with this Agreement is nondelegable and any attempt by the Board to delegate any such duty is ineffective.
     5. “Cause” means:
    (a) the Executive’s gross misconduct that is materially and demonstrably injurious to the Company;

    (b) the Executive’s willful and continued failure to perform substantially the Executive’s duties with the Company (other than any such failure (i) resulting from the Executive’s death or incapacity due to bodily injury or physical or mental illness or (ii) relating to changes in the Executive’s duties after a Change in Control that constitute Good Reason) after a written demand for substantial performance is delivered to the Executive by the chair of the Board which specifically identifies the manner in which the Executive has not substantially performed the Executive’s duties and provides for a reasonable period of time within which the Executive may take corrective actions; or
    (c) the Executive’s conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs the Executive’s ability to perform substantially the Executive’s duties for the Company.
     An act or failure to act will be considered “gross or willful” for this purpose only if done, or omitted to be done, by the Executive in bad faith and without reasonable belief that it was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board (or a committee thereof) or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. It is also expressly understood that the Executive’s attention to matters not directly related to the business of the Company will not provide a basis for termination for Cause so long as the Board did not expressly disapprove in writing of the Executive’s engagement in such activities either before or within a reasonable period of time after the Board knew or could reasonably have known that the Executive engaged in those activities. Notwithstanding the foregoing, the Executive may not be terminated for Cause unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of the conduct set forth above in clauses (a), (b) or (c) of this definition and specifying the particulars thereof in detail.
     6. “Change in Control” shall mean a Change in Control of the Parent Corporation, as defined in the Parent Corporation’s 2005 Stock Incentive Plan, after the date of this Agreement.
     7. “Code” means the Internal Revenue Code of 1986, as amended (including, when the context requires, all regulations, rulings and authoritative interpretations issued thereunder). Any reference to a specific provision of the Code includes a reference to such provision as it may be amended from time to time and to any successor provision.
     8. “Company” means the Parent Corporation and any Affiliate.
     9. “Date of Termination” following a Change in Control (or prior to a Change in Control if the Executive’s termination was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) means:

     (a) if the Executive’s employment is to be terminated by the Executive, the date specified in the Notice of Termination which in no event may be a date more than 15 days after the date on which Notice of Termination is given unless the Company agree in writing to a later date;
     (b) if the Executive’s employment is to be terminated by the Company for Cause, the date specified in the Notice of Termination; or
     (c) if the Executive’s employment is terminated by reason of the Executive’s death, the date of the Executive’s death; or
     (d) if the Executive’s employment is to be terminated by the Company for any reason other than Cause or the Executive’s death, the date specified in the Notice of Termination, which in no event may be a date earlier than 15 days after the date on which a Notice of Termination is given, unless the Executive expressly agrees in writing to an earlier date.
     In the case of termination by the Company of the Executive’s employment for Cause, if the Executive has not previously expressly agreed in writing to the termination, then within the 30-day period after the Executive’s receipt of the Notice of Termination, the Executive may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination will be the date set either by mutual written agreement of the parties or by the judge or arbitrators in a proceeding as provided in Section 7(g) of the Agreement. During the pendency of any such dispute, the Executive will continue to make the Executive available to provide services to the Company and the Company will continue to pay the Executive the Executive’s full compensation and benefits in effect immediately prior to the date on which the Notice of Termination is given (without regard to any changes to such compensation or benefits that constitute Good Reason) and until the dispute is resolved in accordance with Section 7(g) of the Agreement. The Executive will be entitled to retain the full amount of any such compensation and benefits without regard to the resolution of the dispute unless the judge or arbitrators decide(s) that the Executive’s claim of a dispute was frivolous or advanced by the Executive in bad faith.
     In all cases, the Executive’s Date of Termination must be consistent with the Executive’s Termination of Employment.
     10. “Employment Agreement” means the Employment Agreement, dated the date hereof, between the Company and the Executive.
     11. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Any reference to a specific provision of ERISA includes a reference to such provision as it may be amended from time to time and to any successor provision.
     12. “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act or to any rule or regulation thereunder includes a reference to such provision as it may be amended from time to time and to any successor provision.

     13. “Good Reason” means:
     (a) a change in the Executive’s title(s), status, position(s), authority, duties or responsibilities as an executive of the Company as in effect immediately prior to the Change in Control which, in the Executive’s reasonable judgment, is material and adverse (other than, if applicable, any such change directly attributable to the fact that the Parent Corporation is no longer publicly owned);
     (b) a reduction by the Company in the Executive’s Base Pay, or a material adverse change in the form or timing of the payment thereof, as in effect immediately prior to the Change in Control or as thereafter increased;
     (c) the failure by the Company to cover the Executive under Benefit Plans that, in the aggregate, provide substantially similar benefits to the Executive and/or the Executive’s family and dependents at a substantially similar total cost to the Executive (e.g., premiums, deductibles, co-pays, out of pocket maximums, required contributions and the like) relative to the benefits and total costs under the Benefit Plans in which the Executive (and/or the Executive’s family or dependents) were participating at any time during the 90-day period immediately preceding the Change in Control;
     (d) the Company requiring the Executive to be based at any office or location that is more than fifty (50) miles further from the office or location thereof immediately preceding a Change in Control, except for required travel on the Company’s business, and then only to the extent substantially consistent with the business travel obligations which the Executive undertook on behalf of the Company during the 90-day period immediately preceding the Change in Control (without regard to travel related to or in anticipation of the Change in Control);
     (e) any refusal by the Company to continue to allow the Executive to attend to matters or engage in activities not directly related to the business of the Company which, at any time prior to the Change in Control, the Executive was not expressly prohibited in writing by the Board from attending to or engaging in;
     (f) the failure by the Parent Corporation to obtain from any Successor the assent to this Agreement contemplated by Section 7(a) of the Agreement;
     (g) any purported termination by the Company of the Executive’s employment that is not properly effected pursuant to a Notice of Termination and pursuant to any other requirements of this Agreement, and, for purposes of this Agreement, no such purported termination will be effective; or
     (h) any termination by the Executive of the Executive’s employment for any reason during the first full calendar month following the first anniversary date of the Change in Control.
     The Executive shall give written notice to the Company of an event or change constituting Good Reason and his or her intent to terminate employment with the Company for Good Reason; provided, however, that the Executive may not give such notice earlier than the ninetieth (90th) day following the date of the Change in Control. If the Company remedies any event or change described in subsections (a) through (e) within 30 days of such notice from the Executive, such event or change shall not constitute Good Reason. The Executive’s continued employment does not constitute consent to, or waiver of any rights arising in connection with, any circumstances constituting Good Reason. The Executive’s termination of employment for Good Reason as defined above will constitute Good Reason for all purposes of the Agreement notwithstanding that the Executive may also thereby be deemed to have retired under any applicable benefit plan, policy or practice of the Company.
     14. “Notice of Termination” means a written notice given on or after the date of a Change in Control (unless the Executive’s termination before the date of the Change in Control was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control in which case the written notice may be given before the date of the Change in Control) which indicates the specific termination provision in the Agreement pursuant to which the notice is given. Any purported termination by the Company or by the Executive on or after the date of a Change in Control (or before the date of a Change in Control if the Executive’s termination was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) must be communicated by written Notice of Termination to be effective; provided, however, that the Executive’s failure to provide Notice of Termination will not limit any of the Executive’s rights under the Agreement except to the extent the Company demonstrates that it suffered material actual damages by reason of such failure.
     15. “Other Arrangement” is any Benefit Plan or other plan, policy or practice of the Company or any other agreement between the Executive and the Company, other than this Agreement.
     16. “Parent Corporation” means American Medical Systems Holdings, Inc. and any Successor.
     17. “Person” means any individual, corporation, partnership, group, association or other person, as such term is used in Section 13(d) or Section 14(d) of the Exchange Act, other than the Parent Corporation, any Affiliate or any Benefit Plan(s) sponsored by the Parent Corporation or an Affiliate.
     18. “Specified Employee” The Executive is a “Specified Employee” if on the date of his or her Termination of Employment he or she is a “key employee” (defined below), and the Company or any Affiliate has stock that is publicly traded on an established securities market within the meaning of such term under Section 409A(a)(2)(B) of the Code. For this purpose, Executive is a “key employee” during the 12-month period beginning on the April 1 immediately following a calendar year, if he or she was employed by the Company or any Affiliate and satisfied, at any time during such preceding calendar year, the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations issued thereunder and disregarding Section 416(i)(5) of the Code). The Executive will not be treated as a Specified Employee if he or she is not required to be treated as a Specified Employee under Treasury Regulations issued under Section 409A of the Code.

     19. “Successor” means any Person that succeeds to, or has the practical ability to control (either immediately or solely with the passage of time), the Parent Corporation’s business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Parent Corporation’s outstanding securities ordinarily having the right to vote at the election of directors or all or substantially all of its assets or otherwise.
     20. “Termination of Employment” means a termination of Executive’s employment relationship with the Company and all Affiliates or such other change in the Executive’s employment relationship with the Company and all Affiliates that would be considered a “separation from service” under Section 409A of the Code. The Executive’s employment relationship will be treated as remaining intact while the Executive is on a military leave, a sick leave or other bona fide leave of absence (pursuant to which there is a reasonable expectation that the Executive will return to perform services for the Company or an Affiliate) but only if the period of such leave does not exceed six (6) months, or if longer, so long as the Executive retains a right to reemployment by the Company or an Affiliate under applicable statute or by contract, provided, however, a twenty-nine (29) month period of absence may be substituted for such six (6) month period of absence where the Executive’s leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months and such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment. In all cases, the Executive’s Termination of Employment must constitute a “separation from service” under Section 409A of the Code and any “separation from service” under Section 409A of the Code shall be treated as a Termination of Employment.